                                      Exhibit 1

                                  Form of Debenture

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"). THIS DEBENTURE, HOWEVER, CONTAINS CERTAIN RIGHTS THAT ARE ATTACHED AND MADE A PART THEREOF WITH RESPECT TO REGISTRATION RIGHTS THAT ARE INCORPORATED AND MADE A PART THEREIN OF THIS DEBENTURE. (SEE SECTION ________.)

6.0% CUMULATIVE CONVERTIBLE DEBENTURE DUE AND PAYABLE UPON THE EARLIER OF (1) 24 MONTHS AFTER CLOSING DATE OF PALACE CASINO TRANSACTION OR (2) SALE OF CASINO
BY PURCHASER  (LLC) PRIOR TO EXPIRATION OF 24 MONTHS AFTER CLOSING DATE.   THE
FORM OF CONVERSION IS AT THE SOLE DISCRETION OF CASINO RESOURCE CORPORATION IN CASH OR COMMON STOCK.

$1,500,000.000
January 31, 1997
Number 001

     FOR VALUE RECEIVED, Casino Resource Corporation a Minnesota corporation (the "Company"), hereby promises to pay to Maritime Group, LTD. or registered
assigns   (the "Holder")  on date of closing of Palace transaction  (the
"Maturity Date"), the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.000) U.S., by means of this Debenture instrument, and to pay interest on the principal amount hereof, in such amounts, and on such terms and conditions as are specified herein.

Article 1.  INTEREST

     The Company shall pay interest on the unpaid principal amount of this Debenture (the "Debenture") at the rate of Six Percent (6%) per year, accrued and payable 24 months after close date and shall additionally
reflect a  30-day grace period.   Interest on this Debenture shall accrue from
the closing date of Palace Casino transaction. Interest shall be computed on the basis of a 360-day year of 12-30-day months. If the Debenture is executed, under terms and conditions as set out above, and interest accrual is less than a 24-month period, the Company shall pay to the Holder the pro-rata portion of accrued interest.

Article 2.  METHOD OF PAYMENT

     This Debenture must be surrendered to the Company in order for the Holder
to receive payment of  the principal amount hereof.   The Company  shall have
the option of paying the interest on this Debenture in United States dollars or in Company Registered Common Stock.

Article 3.  CONVERSION

     Section 3.1 CONVERSION PRIVILEGE

     CRC may, at its sole discretion, at Conversion Date, remit payment in cash or in the Common Stock of CRC. If converted to CRC Common Stock, the Conversion Price will be determined by calculating the fair market value of the Company's Common Stock for each day in the 10 business day period ending on and including the Conversion Date of the Debenture as reported on the primary securities exchange or securities market in which the Common Stock shall then be traded.

     Section 3.2.  CONVERSION PROCEDURE

     If, at CRC's election, this Debenture is converted into Common Stock, the Holder must surrender the original Debenture to the Company, furnish appropriate endorsements and transfer documents if so requested by the Company. Within five business days after Conversion Date, the Company shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion and a check for any fraction of a share. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. No payment shall be made for accrued interest until Conversion Date or the Maturity Date.

     Section 3.3.  FRACTIONAL SHARES

     The Company shall not issue a fractional share of Common Stock upon the
conversion of  this Debenture.   Instead,  the Company shall pay in lieu of any
fractional share the cash value thereof at the then current market price of the Common Stock as determined under Section 3.6 below.

     Section 3.4.  TAXES ON CONVERSION

     The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this
Debenture.   However,  the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

     Section 3.5.  COMPANY TO RESERVE STOCK

     The Company shall reserve out of its authorized but unissued Common Stock or Common Stock held in treasury enough shares of Common Stock to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall be fully paid and nonassessable.

     Section 3.6.  CURRENT MARKET PRICE

     For the purpose of any computation referenced in this Debenture, the average of the per share bid and ask prices for the Common Stock for the 10 business day period ending on and including the Conversion Date of the Debenture as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

     Section 3.7.  MERGERS, ETC.

     If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms ans subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which the Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this agreement.

     Section 3.7.a.

     Not withstanding anything to the contrary in Section 3.7, this Debenture shall not be convertible into securities of the merged or acquiring company if
those securities are not trading   (at the time of conversion) on the NYSE,
AMEX, or the NASDAQ NMS (National Market System). If the Debenture is not convertible into securities under this provision, then the principal and accrued interest shall be paid in cash upon maturity.

Article 4.  MERGERS

     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such
transaction  no  Event of  Default exists.   Any reference herein to the Company
shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption.

Article 5. REPORTS

     The company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 6.  Defaults arid Remedies

     Section 6.1. EVENTS OF DEFAULT

     An "Event of Default" occurs if (a) the Company does not make the payment of the principal and accrued interest of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise or (b) the Company does not issue Common Stock or (c) Company fails to comply with any of its other agreements in this Debenture, and such failure continues for the period and after the notice specified below, (d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or
(iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or
(c) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause -C- above is not an Event of Default until the holders of the Debenture notify the Company of such default and the Company does not cure it within 5 days after the receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default".

     Section 6.2.  WORN AND LOST DEBENTURE

     If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new debenture in place of the original Debenture if the Holder so requests by written notice to the Company.

Article 7. NOTICES

     Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 8.  TIME

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture.

Article 9.  WAIVERS

     The holders of the Debentures may waive a default or rescind the declaration of an Event of Default and it consequences except for a default in the payment of principal of or interest on any Debenture.

Article 10.  RULES OF CONSTRUCTION

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any
gender.   The numbers and titles of sections contained in the  Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 11.  GOVERNING LAW

     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Minnesota applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Minnesota.

Article 12.  REGISTRATION UNDER THE SECURITIES ACT OF 1933

     CRC will use its best efforts to register securities under the Securities Act of 1933 as of Conversion Security Date. If however, Common Stock is not fully registered and tradable at the Conversion Security Date, through no fault of CRC, CRC will be granted a thirty (30) day grace period after the Conversion Security Date in order to complete registration so that stock is tradable. If Common Stock is not fully registered, unrestricted and tradable, and after the expiration of the Grace Period, CRC will be responsible to immediately remit $1.5 million and accrued interest in cash.

     Section 12.1.  PAYMENT OF REGISTRATION

     CRC shall pay all registrations expenses in connection with registration of aforementioned securities.

     IN WITNESS WHEREOF, the Company has duly executed this Debenture under its Corporate Seal as of the 30th day of January, 1997.

                              CASINO RESOURCE CORPORATION


                              By /s/ John J. Pilger
                                 -------------------------------------
                              Name
                                   -----------------------------------
                              Title
                                    ----------------------------------

ATTEST: /s/ Noreen Pollman
        --------------------
             Secretary